Exhibit 99.1

On November 30, 2009, United Bancshares, Inc. issued the following release:

For Immediate Release

Investor Contact:

Media Contact:

James R. Reske

Sue Stricklin

Chief Financial Officer

Vice President, Marketing

United Community Financial Corp.

Home Savings

jreske@ucfconline.com

sstricklin@homesavings.com

330.742.0592

330.742.0638

Brian D. Young

Heather Oatman

EVP & Chief Financial Officer

Secretary

United Bancshares, Inc.

United Bancshares, Inc.

byoung@theubank.com

hoatman@theubank.com

419.659.2141

419.659.2141

United Community Financial Corp. and United Bancshares, Inc.

Announce Agreement for Sale of Findlay, Ohio Branch

of The Home Savings and Loan Company to The Union Bank Company

YOUNGSTOWN and COLUMBUS GROVE, Ohio (November 30, 2009) – United Community Financial Corp. (NASDAQ: UCFC), holding company of The Home Savings and Loan Company, and United Bancshares, Inc. (NASDAQ: UBOH), holding company of The Union Bank Company, announce today that Home Savings has entered into an agreement to sell the Findlay, Ohio branch of Home Savings to The Union Bank Company.  Union Bank, headquartered in Columbus Grove, Ohio, will acquire the branch, located at 1500 Bright Road in Findlay.    In the transaction, Union Bank will assume all of the deposit liabilities and buy the related fixed assets of the branch.  In addition, Union Bank will acquire approximately $2.0 million in loans associated with the branch.  Union Bank anticipates retaining the majority of the Home Savings employees in Findlay.

Patrick W. Bevack, President and CEO of Home Savings, commented, “The divestiture of our Findlay branch represents an opportunity for us to exit a non-core market and record an after-tax gain that will positively impact our equity and our book value per share.  In the current economic environment, we will continue to be opportunistic about strengthening our capital position and sharpening our focus on our core business.  At the same time, we are pleased that our loyal customers and employees in Findlay will be able to seamlessly establish relationships with Union Bank, an institution that is just as committed to the communities it serves as Home Savings.”

Daniel Schutt, CEO of United Bancshares, said, “We are excited about entering the attractive Findlay market.  Union Bank remains well-capitalized, which has enabled us to seize upon opportunities such as this one despite a troubled economy.”

The transaction has been approved by the Board of Directors of both companies.  No shareholder approvals are required.  The transaction is subject to customary conditions, including regulatory approvals, and is expected to close in the first quarter of 2010.

United Community Financial Corp. is being advised on the transaction by Stifel, Nicolaus & Company, Incorporated and by Squire, Sanders & Dempsey LLP.  United Bancshares is being advised on the transaction by Keefe, Bruyette and Woods, Inc., and Dinsmore & Shohl LLP.

As a wholly-owned subsidiary of United Community Financial Corp., Home Savings operates 39 full-service banking offices and six loan production offices located throughout Ohio and western Pennsylvania.  Additional information on UCFC and Home Savings may be found at www.ucfconline.com.

As a wholly-owned subsidiary of United Bancshares, Inc., The Union Bank Company serves Allen, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delphos, Gibsonburg, Kalida, Leipsic, Lima, Ottawa and Pemberville, Ohio.

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